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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                SCHEDULE 14D-1/A

                    (AMENDMENT NO. 3--FINAL AMENDMENT)
                             TENDER OFFER STATEMENT
                          PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                 SCHEDULE 13D/A
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                           SUN COAST INDUSTRIES, INC.
                           (NAME OF SUBJECT COMPANY)

                             FREMONT PARTNERS, L.P.
                           SAFFRON ACQUISITION CORP.
                                KERR GROUP, INC.
                                   (BIDDERS)

                               ----------------

    COMMON STOCK, PAR VALUE $.01 PER SHARE (AND ASSOCIATED PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   866670201
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                              GILBERT H. LAMPHERE
                                   PRESIDENT
                           SAFFRON ACQUISITION CORP.
                           C/O FREMONT PARTNERS, L.P.
                               50 FREMONT STREET
                                   SUITE 3700
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 284-8500
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                      COMMUNICATIONS ON BEHALF OF BIDDER)

                                    COPY TO:
                              KENTON J. KING, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                      FOUR EMBARCADERO CENTER, SUITE 3800
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 984-6400


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

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  Saffron Acquisition Corp.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds AF
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Delaware

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  CO

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  Kerr Group, Inc.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds BK, AF
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Delaware

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  CO

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  Fremont Partners, L.P.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds OO
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Delaware

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  PN

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  FP Advisors, L.L.C.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds OO
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Delaware

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  OO (limited liability company)

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  Fremont Group, L.L.C.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds OO
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Delaware

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  OO (limited liability company)

                                 SCHEDULE 14D-1
  CUSIP NO. 866670201


  Names of Reporting Person S.S. or I.R.S.
  Identification Nos. of Above Persons
 1.

  Fremont Investors, Inc.
--------------------------------------------------------------------------------

  Check the Appropriate Box if a Member of a Group
 2.                                                                  (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------

  SEC Use Only
 3.
--------------------------------------------------------------------------------

  Source of Funds OO
 4.
--------------------------------------------------------------------------------

  Check Box if Disclosure of Legal Proceedings is Required Pursuant to
  Items 2(e) or 2(f)
 5.                                                                      [_]

--------------------------------------------------------------------------------

  Citizenship or Place of Organization
 6.
  Nevada

--------------------------------------------------------------------------------

  Aggregate Amount Beneficially Owned by Each Reporting
  Person
 7.

  3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery)

--------------------------------------------------------------------------------

  Check Box if the Aggregate Amount in Row (7) Excludes                  [_]
  Certain Shares
 8.
--------------------------------------------------------------------------------

  Percent of Class Represented by Amount in Row (7)
 9.

  92%
--------------------------------------------------------------------------------

  Type of Reporting Person
10.
  CO

                                 TENDER OFFER

  This Amendment No. 3 (Final Amendment) constitutes the final amendment to the Tender Offer Statement on Schedule 14D-1/13D (the "Schedule 14D-1/13D") filed with the Securities and Exchange Commission on February 3, 1998 by Saffron Acquisition Corp. (the "Purchaser"), Kerr Group, Inc. ("Parent") and Fremont Partners, relating to the offer by the Purchaser to purchase all of the outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Sun Coast Industries, Inc., a Delaware corporation (the "Company") at $10.75 per Share, net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 3, 1998 (the "Offer to Purchase"), a copy of which is attached to the Schedule 14D-1/13D as Exhibit (a)(1), and the related Letter of Transmittal, a copy of which is attached to the Schedule 14D-1/13D as Exhibit (a)(2). This filing also constitutes Amendment No. 3 to the Schedule 13D originally filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, on behalf of the Purchaser, Parent, Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C. and Fremont Investors, Inc.

  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Offer to Purchase and the Schedule 14D-1/13D.

ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

  Item 6 is hereby amended and supplemented by adding thereto the following:

  (a)-(b) The Offer expired at 12:00 midnight, New York City time, on Tuesday, March 3, 1998. Based on information provided by the Depositary, there were validly tendered and not withdrawn 3,773,738 shares of Common Stock (including 25,694 shares subject to guarantee of delivery), or approximately 92% of the issued and outstanding shares of Common Stock. The Shares validly tendered and not withdrawn at such time were accepted for payment. On March 4, 1998, the Purchaser, Parent and the Company issued a joint press release attached hereto as Exhibit (a)(11). On March 4, 1998, the Purchaser's wholly-owned subsidiary, Saffron II Acquisition Corp., and the Company effected a short-form merger pursuant to Section 253 of the Delaware General Corporation Law. On March 5, 1998, the Company filed a Form 15 pursuant to the Securities Exchange Act of 1934, as amended, and concurrently notified the New York Stock Exchange.

ITEM 11. MATERIALS TO BE FILED AS EXHIBITS.

  Item 11 is hereby amended and supplemented by adding thereto the following
Exhibit:

  (a)(11) Press Release jointly issued by the Purchaser, Parent and the Company, dated March 4, 1998.

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          Saffron Acquisition Corp.

                                             /s/ Gilbert H. Lamphere
                                          By: _________________________________
                                             Gilbert H. Lamphere
                                             President

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          Kerr Group, Inc.

                                             /s/ Gilbert H. Lamphere
                                          By: _________________________________
                                             Gilbert H. Lamphere
                                             Chairman of the Board of
                                             Directors

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          Fremont Partners, L.P.

                                          By: FP Advisors, L.L.C., its general
                                          partner

                                             By: Fremont Group, L.L.C., its
                                                  managing member

                                                By: Fremont Investors, Inc.,
                                                its manager

                                                       /s/ R. S. Kopf
                                                    By:________________________
                                                       Name: R. S. Kopf
                                                       Title: Managing
                                                           Director, General
                                                           Counsel and
                                                           Secretary

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          FP Advisors, L.L.C.

                                          By: Fremont Group, L.L.C., its
                                           managing member

                                             By: Fremont Investors, Inc., its
                                             manager

                                             /s/ R. S. Kopf
                                          By: _________________________________
                                             Name: R. S. Kopf
                                             Title: Managing Director,General
                                                 Counseland Secretary

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          Fremont Group, L.L.C.

                                          By: Fremont Investors, Inc., its
                                           manager

                                             /s/ R. S. Kopf
                                          By: _________________________________
                                             Name: R. S. Kopf
                                             Title: Managing Director,General
                                                 Counsel and Secretary

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 1998

                                          Fremont Investors, Inc.

                                             /s/ R. S. Kopf
                                          By: _________________________________
                                             Name: R. S. Kopf
                                             Title: Managing Director,General
                                                 Counseland Secretary

                             INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                 EXHIBIT
 -------                                -------
         Press Release jointly issued by the Purchaser Parent and the Company,
 (a)(11) dated March 4, 1998.